Exhibit 6(c)(v)


                                         EXHIBIT B



      OPTION AGREEMENT dated September 30, 1996 between The CineMasters Group, Inc., a New York corporation (the "Company") and Cary Brokaw, an executive of the Company (the "Executive").

      Pursuant to the Company's 1995 Non-Qualified Stock Option Plan, as amended by Amendment No. 1 (collectively, the "Stock Option Plan") and in accordance with Section 2(e) of the Employment Agreement attached hereto, the Company desires to make available shares of its Common Stock, par value $.01 per share (the "Common Stock"), for purchase by the Executive, and thereby to provide an additional incentive to him to continue in the employ of the Company or its subsidiaries and give him a greater interest as a shareholder in the success of the Company.

      NOW, THEREFORE, in accordance with the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereby agree as follows:

      1. GRANT OF OPTIONS. The Company hereby grants, on the terms and conditions set forth herein, to the Executive as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option to purchase all or any part of an aggregate of 300,000 shares of Common Stock, it being understood that 242,500 shares are currently available for grant hereunder and the availability of the balance of such shares is subject to approval of Amendment No. 1 by a majority of the stockholders of the Company (the "Option").



      2. PURCHASE PRICE. The purchase price of shares of Common Stock subject to the Option shall be $_____ per share, being not less than 85% of the "market value" (as defined in Section 8 of the Stock Option Plan) of the Common Stock on the date of the grant of the Option.


      3. TERM OF OPTION. The term of the Option shall be ten years from the date hereof, subject to the provisions of the Stock Option Plan with respect to termination of employment, death or disability of the Executive. Any portion of the Option not exercised prior to the termination of the Option shall thereupon become null and void.


      4. ACCRUAL OF OPTION. Subject to the provisions of Section 5 hereof, the Option shall become vested and exercisable as follows:

        20% - effective immediately upon execution of this Option Agreement; 40%
        - effective  September 30, 1997; 60% - effective September 30, 1998; 80%
        - effective September 30, 1999; and
       100% - effective September 30, 2000.


      5. ACCELERATED VESTING AND EXERCISE PROVISIONS. Effective immediately upon the effective date of a "Change of Control" of the Company or in the event a material breach of the Employment Agreement by the Company occurs, all shares of Common Stock subject to the outstanding Option shall automatically become fully vested and exercisable, and the Executive shall have the right to purchase all or any portion of the shares of Common Stock subject to the Option that have not been previously purchased. For all purposes of this Option Agreement and the Stock Option Plan, the term "Change of Control" shall have the meaning assigned to it in Section 4(d) of the Employment Agreement.



      6. THE STOCK OPTION PLAN; STOCKHOLDER APPROVAL OF AMENDMENT No. 1. The Option is subject to the terms of the Stock Option Plan (copy attached hereto) and, to the extent necessary, contingent upon the approval of Amendment No. 1 to the Plan by the stockholders of the Company on or prior to the date of the 1997 annual meeting of such stockholders. The Company hereby covenants and agrees that it will promptly, and in any event no later than by the date of the 1997 annual meeting, obtain stockholder approval of Amendment No. 1 to the Stock Option Plan, it being understood and agreed that since Amendment No. 1 increases the shares of Common Stock available for the issuance of awards under the Plan, the Company's delivery of such stockholder approval constitutes a material condition of this Option Agreement and the Employment Agreement attached hereto. Accordingly, the Company covenants and agrees that if, for any reason, stockholder approval of Amendment No. 1 to the Stock Option Plan is not obtained in a timely manner, the Company shall take any and all actions necessary, including, but not limited to, paying additional compensation to the Executive, in order to place the Executive in the same financial position (determined on a net after-tax basis) that he would have been in had stockholder approval to Amendment No. 1 been obtained in a timely manner.


      7. WITHHOLDING TAX LIABILITY. The Executive agrees to deposit with the Escrow Agent, if so requested by the Company at its sole discretion, an amount sufficient to satisfy any withholding tax liability imposed as a result of the exercise of all or any portion of the Option granted hereunder.


      8. REGISTRATION OF SECURITIES. In accordance with the applicable provisions and rules of the Securities Act of 1933, as amended ("Securities Act "), and, in any event, as soon as practicable, the Company shall file or cause to be filed a registration statement on SEC Form S-8 providing for the registration under the Securities Act of the shares of the Company's Common Stock underlying the Option. In addition, as soon as the Company becomes eligible under the applicable provisions and rules of the Securities Act to file a re-offer prospectus on SEC Form S-3 (or on any successor form thereto) with respect to the Option, but in no event later than eighteen months following the date hereof, it shall promptly file or cause to be filed pursuant to Rule 462(b) of the Securities Act a post-effective amendment to the SEC Form S-8 then on file with the Securities and Exchange Commission providing for the registration of the shares of Common Stock covered by the Option for re-offer or re-sale by the Executive.


      9. EMPLOYMENT AGREEMENT. The Employment Agreement, attached hereto, forms an integral part of the terms and conditions of this Option Agreement. Riders, if any, attached hereto shall also form a part of the terms and conditions of this Option Agreement.



      IN WITNESS WHEREOF, the Company and the Executive have duly executed this Option Agreement, all as of the day and year first above written.

                              THE CINEMASTERS GROUP, INC.

                              By:  ____________________________
                                     Gene Feldman
                                      President

                              By:  _____________________________
                                     Cary Brokaw
                                     Executive